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                                                                    EXHIBIT 4.19

                       RULES OF THE BOOKHAM TECHNOLOGY PLC

                         2001 APPROVED SHARESAVE SCHEME

        Established by ordinary resolution of shareholders of the Company

          On 13 March 2000 (amended on 26 April 2001 and 12 June 2002)

                          Inland Revenue Ref: SRS: 2484

                                      INDEX

Rule
1.       Definitions                                                                                1

2.       Invitations to Apply for Options                                                           6

3.       Exercise Price                                                                             7

4.       Applications for Options                                                                   7

5.       Acceptance and Scaling-Down of Applications                                                8

6.       Grant of Options                                                                           9

7.       Non-transferability of Options                                                            10

8.       Limits of the Scheme                                                                      10

9.       Limits on Individual Contributions                                                        11

10.      Relationship with Service Contract                                                        12

11.      Exercise of Options                                                                       12

12.      Manner of Exercise of Options                                                             14

13.      Reconstruction or Winding-Up                                                              17

14.      Change of Control                                                                         17

15.      Variation of Share Capital                                                                21

16.      Alteration of this Scheme                                                                 22

17.      Service of Documents                                                                      23

18.      Miscellaneous                                                                             24

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                       RULES OF THE BOOKHAM TECHNOLOGY PLC

                         2001 APPROVED SHARESAVE SCHEME

1.       DEFINITIONS

1.1      In this Scheme (unless the context otherwise requires):-

         "ACQUISITION COST" means, in relation to the exercise of an Option, an amount equal to the product of:-

         (a) the maximum number of Scheme Shares in respect of which that Option could then be exercised (or any lower number specified in the notice of exercise); and

         (b)      the Exercise Price of the Scheme Shares;

         "APPLICANT" means the person who, in response to an invitation to apply for an Option submits an application for an Option;

         "APPLICATION DATE" means, in relation to any invitation to apply for an Option, such date (being not less than 14 nor more than 21 days after the date on which that invitation was issued) as shall be determined by the Directors to be the last day upon which an application for an Option may be submitted;

         "APPROVAL DATE" means the date upon which the Company receives notice that this Scheme has been approved by the Inland Revenue under Schedule 9;

         "ASSOCIATED COMPANY" means any company which, in relation to the Company, is an associated company as that term is defined for the purposes of paragraph 23 of Schedule 9 by section 187(2) of the Taxes Act;

         "AUDITORS" means the auditors for the time being of the Company;

         "BONUS DATE" means, in relation to any Employee's Savings Contract, the earliest date on which a bonus is due;

         "COMPANY" means Bookham Technology plc (company number 2298887) having its registered office at 90 Milton Park, Abingdon, Oxfordshire OX14 4RY;

         "CONTRIBUTIONS" means, in relation to any Employee's Savings Contract, the monthly savings contributions paid, payable or proposed to be paid;

         "CONTROL" has the meaning given in section 840 of the Taxes Act;

         "DATE OF GRANT" means, in relation to any Option, the date on which that Option is granted;

         "DEALING DAY" means a day on which the London Stock Exchange is open for business;

         "DIRECTORS" means the board of directors of the Company or a duly constituted committee of that board;

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         "ELIGIBLE EMPLOYEE" means any Employee or Full-Time Director (other than a person precluded from participating in this Scheme by virtue of paragraph 8 or 26(3) of Schedule 9) who, in relation to an Option, either:-

         (a)      at the Date of Grant:-

                  (i) has been such an Employee or Full-Time Director throughout the period of 5 years ending with the Date of Grant (or such shorter period immediately preceding that date as the Directors may from time to time determine); and

                  (ii) is chargeable to tax in respect of his office or employment under Case I of Schedule E; or

         (b) is nominated by the Directors as an Eligible Employee for the purposes of this Scheme;

         "EMPLOYEE" means an employee of any Participating Company;

         "EMPLOYEES' SAVING CONTRACT" means, in relation to an Eligible Employee or an Optionholder, the Savings Contract entered into by that person in connection with the grant to him of an Option (and any reference to 'his Savings Contract' shall be construed accordingly);

         "EMPLOYEES SHARE SCHEME" means the Bookham Technology 1998 Employee Share Option Scheme, the Bookham Technology plc 2001 Approved Employee Share Option Scheme, the Bookham Technology Employee Stock Purchase Plan together with any arrangement within the meaning of section 743 Companies Act 1985;

         "EXERCISE PRICE" means, in relation to Scheme Shares subject to any Option, the price per Scheme Share payable upon the exercise of that Option;

         "FULL-TIME DIRECTOR" means an employee who is a director of any Participating Company and required under his contract of employment to work for not less than 25 hours per week (excluding meal breaks) disregarding holiday entitlement;

         "GRANTOR" means, in relation to an Option, the Company or, if different, the person or persons granting such Option (which may include the trustees of a trust for the benefit of employees of Participating Companies);

         "LONDON STOCK EXCHANGE" means London Stock Exchange Limited;

         "MARKET VALUE" means, in relation to a Scheme Share on a given date:-

         (a) the market value of such Scheme Share on that date as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Scheme Shares Valuation Division of the Inland Revenue; or

         (b)      (if Scheme Shares in the Company are admitted on the Official
                  List) an amount which is equal to the average of the middle market quotations of a Scheme

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                  Share as derived from the Official List on the last Dealing
                  Day immediately preceding the issue of the relevant invitation;

         "MODEL CODE" means the Model Code for Securities Transactions by Directors of Listed Companies issued by the London Stock Exchange from time to time;

         "NASDAQ" means the Nasdaq stock market;

         "OFFICIAL LIST" means the Daily Official List of the London Stock Exchange;

         "OPTION" means a right to acquire Scheme Shares which:-

         (a) is granted in accordance with, and is subject to the rules of, this Scheme; and

         (b)      has neither been exercised nor ceased to be exercisable;

         "OPTION CERTIFICATE" means a certificate issued by the Grantor in respect of any Option;

         "OPTIONHOLDER" means a person who has been granted an Option or, if he has died, the personal representatives of such a person;

         "ORDINARY SHARE CAPITAL" means issued share capital of the Company other than fixed rate preference shares;

         "PARTICIPATING COMPANY" means the Company and any other company which is for the time being a Subsidiary to which the Directors have resolved that this Scheme shall extend for the time being;

         "PERSONAL REPRESENTATIVES" means, in relation to an Optionholder, the legal personal representatives of the Optionholder (being either the executors of his will to whom a valid grant of probate has been made or if he dies intestate the duly appointed administrator(s) of his estate) who have provided the Directors evidence of their appointment as such;

         "RELEVANT SAVINGS BODY" means, in relation to an Employee's Savings Contract, the Savings Body which is a party to that Contract;

         "REPAYMENT VALUE" means, in relation to an Employee's Savings Contract, the aggregate amount of all the Contributions payable thereunder together with the amount of such bonus as would be due on the Bonus Date;

         "SAVINGS BODY" means such bank or building society which operates an SAYE Scheme as is approved by the Directors for the purposes of this Scheme;

         "SAVINGS CONTRACT" means a three year savings contract entered into under an SAYE Scheme;

         "SAYE SCHEME" means a certified contractual savings scheme within the meaning of section 326 of the Taxes Act which has been approved by the Inland Revenue for the purposes of Schedule 9;

         "SCHEDULE 9" means Schedule 9 to the Taxes Act;

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         "THIS SCHEME" means the Bookham Technology plc 2001 Approved Sharesave
         Scheme as set out in these rules and as amended from time to time;

         "SCHEME SHARES" means fully-paid ordinary Scheme Shares in the capital of the Company which satisfy the conditions set out in paragraphs 10-14 (inclusive) of Schedule 9;

         "SHARES" shares in the capital of the Company;

         "SUBSCRIPTION OPTIONS" means Options which are rights granted by the Company to subscribe for Scheme Shares;

         "SUBSIDIARY" means any company which is for the time being both a subsidiary (as defined in section 736 of the Companies Act 1985) of the Company and under the control of the Company;

         "TAXES ACT" means the Income and Corporation Taxes Act 1988.

1.2 Words and expressions not defined in this rule 1 have the same meanings as in section 185 of the Taxes Act and Schedule 9

1.3 Reference to the provisions of any Act (including the Taxes Act) shall include any statutory consolidation, modification, amendment or re-enactment thereof or any subordinate legislation under it for the time being in force.

1.4 Any reference to the exercise of an Option includes a reference to the exercise of an Option in respect of a lesser number of Scheme Shares than the maximum permitted under rule 12.1.

1.5      Words denoting the masculine gender shall include the feminine.

1.6      Words denoting the singular shall include the plural and vice versa.

2.       INVITATIONS TO APPLY FOR OPTIONS

2.1 Subject to the following provisions of this rule 2, the Directors on behalf and with the consent of the Grantor may, if in their discretion they so decide, issue to all persons who are, or may at the intended Date of Grant be, Eligible Employees invitations in writing to apply for Options.

2.2 The invitations may be in the form of notices, advertisements, circulars or otherwise for the general attention of Employees and may be distributed in any manner that the Directors see fit, including without limitation, by way of mailshot, internal distribution, email or by notices issued with pay and salary slips.

2.3      Each invitation shall:-

         2.3.1 be in the same terms as all other such invitations issued on the same occasion; and

         2.3.2 invite the person to whom it is addressed to apply for an Option in respect of the whole number of Scheme Shares for which the Acquisition Cost payable

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                  would be as nearly as may be equal to, but not exceed, the amount which would be the Repayment Value of the Employee's Savings Contract;

         2.3.3 specify the form and manner in which each such person may apply for an Option and the Application Date; and

         2.3.4    identify the Savings Body

         and otherwise be in such form as the Grantor may determine.

2.4 On any occasion on which invitations are issued, the Directors may in their discretion (and acting with the consent of the Grantor where appropriate) determine and announce the minimum and maximum level of Contributions which may be paid (which contribution level shall not be less or more than respective such amounts as are permitted at the date of invitation by law or by the relevant Savings Contract) and/or the maximum number of Scheme Shares in respect of which Options will be granted in response to applications made under the invitations issued on that occasion.

2.5      No invitation may be issued after the tenth anniversary of the Approval
         Date.

3.       EXERCISE PRICE

3.1 Subject to any adjustment in accordance with rule 15, the price per Scheme Share payable upon the exercise of Options granted on any occasion shall be determined by the Grantor but shall be not less than 85% (rounded up to the nearest whole penny) of the Market Value of a Scheme Share on the date of issue of the invitation.

3.2 The Exercise Price shall be the same in relation to all Options granted on the same occasion.

3.3 The Exercise Price of a Subscription Option shall not be less than the nominal value of a Scheme Share.

4.       APPLICATIONS FOR OPTIONS

4.1 Any person to whom an invitation has been issued under rule 2 may apply for an Option by submitting to the person specified in the invitation an application which:-

         4.1.1 is received at such address as is stipulated in the invitation not later than the Application Date;

         4.1.2 specifies the amount of the Contributions proposed to be paid under the Employee's Savings Contract and authorises the Applicant's Employer (from time to time) to deduct such amount (or such lesser amount as may be determined under rule 5) from his pay;

         4.1.3 includes an application for a Savings Contract in a form approved by the Relevant Savings Body;

         4.1.4    is duly completed and signed by the Applicant;

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         4.1.5    otherwise  complies  with such  terms and  conditions  as may have been specified in the invitation;

         4.1.6 is subject to the Applicant being an Eligible Employee at the Date of Grant; and

         4.1.7    is otherwise in such form as the Directors may determine.

4.2 The total number of Scheme Shares in respect of which any application for an Option shall be made shall be the whole number of Scheme Shares for which the Acquisition Cost payable would be as nearly as may be equal to, but not exceed, the amount which would be the Repayment Value of the Employee's Savings Contract if the amount of each of the Contributions payable under that Savings Contract was equal to the maximum amount specified by that Applicant in his application.

4.3 If no application is received by the Application Date in response to an invitation such invitation shall be deemed to have been declined.

5.       ACCEPTANCE AND SCALING-DOWN OF APPLICATIONS

5.1 Subject to rule 5.2, each application shall be accepted to the extent of the total number of Scheme Shares in respect of which that application is made.

5.2 If the total number of Scheme Shares in respect of which applications have been made would result in any of the limits in rule 2.4 or 8 being exceeded then the number of Scheme Shares in respect of which each application is accepted shall be reduced in accordance with the following provisions of this rule 5.

5.3 The number of Scheme Shares in respect of which each application shall be accepted shall be reduced as nearly as may be on a proportionate basis to the extent necessary to ensure that none of the limits in rule 8 and, if appropriate, rule 2.4 is exceeded SAVE THAT the number of Scheme Shares in respect of which any application shall be accepted shall not be reduced below the number for which the Acquisition Cost payable would be as nearly as may be equal to, but not exceed, the Repayment Value of the Employee's Savings Contract if the Contributions were L 5 monthly or such lesser amount per month as may be specified from time to time in sub-paragraph (2)(b) of paragraph 24 of Schedule 9 at the date of the invitation or permitted under the terms of the relevant Savings Contract ("the Minimum Number of Scheme Shares").

5.4 The provisions of rule 5.3 shall, if necessary, be applied repeatedly until either none of the limits in rules 2.4 and/or 8 will be exceeded or the number of Scheme Shares in respect of which each application would be accepted is reduced to the Minimum Number of Scheme Shares.

5.5 If, notwithstanding the provisions of rules 5.2 to 5.4 (inclusive) any one or more of the limits in rules 2.4 and/or 8 would still be exceeded then the selection of applications for acceptance shall be made by the Directors.

5.6 As soon as reasonably practicable after the Application Date in relation to invitations issued on any occasion, the Directors shall (acting with the consent of the Grantor where appropriate):-

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         5.6.1    determine the maximum number of Scheme Shares in respect of which each application may be accepted; and

         5.6.2 cause each application for a Savings Contract to be submitted to the Relevant Savings Body.

6.       GRANT OF OPTIONS

6.1 Subject to the following provisions of this rule 6, Options for which invitations are issued on any occasion shall be granted within the period of 30 days beginning with the first of the days (mentioned in rule 3.1) by reference to which the Exercise Price is determined on that occasion.

6.2 The Grantor (or, if the Grantor is the Company, the Directors) shall pass a resolution granting to each Applicant who is an Eligible Employee an Option to acquire the number of Scheme Shares in respect of which his application has been accepted and the date of such resolution shall be the Date of Grant.

6.3 If on any occasion it is necessary to reduce the number of Scheme Shares in respect of which any applications are accepted then rule 6.1 shall take effect as if the reference therein to a period of 30 days was a reference to 42 days.

6.4      No payment shall be required in respect of the grant of any Option.

6.5 As soon as reasonably practicable after the Date of Grant, the Grantor shall issue to each Optionholder an Option Certificate in such form as it may determine which specifies:-

         6.5.1    the Grantor;

         6.5.2    the Date of Grant;

         6.5.3 the maximum number of Scheme Shares in respect of which the Option is granted; and

         6.5.4    the Exercise Price.

7.       NON-TRANSFERABILITY OF OPTIONS

7.1 During his lifetime only the individual to whom an Option is granted may exercise that Option.

7.2      An Option shall immediately cease to be exercisable if:-

         7.2.1 it is transferred or assigned (other than to personal representatives upon the death of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder;

         7.2.2 a bankruptcy order or an interim order is made against the Optionholder or he enters into an arrangement or composition with his creditors; or

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         7.2.3    the Optionholder is otherwise deprived (other than on death)
                  of the legal or beneficial ownership of the Option by operation of law or doing or omitting to do anything which causes him to be so deprived.

8.       LIMITS OF THE SCHEME

8.1 Subject to Rules 8.2, 8.3 and 8.4, the number of Shares which may be allocated under this Scheme on any day shall not, when aggregated with the number of Shares which have been allocated in the previous ten years under this Scheme and any other Employees Share Scheme adopted by the Company, exceed such number as represents ten per cent (10%) of the ordinary share capital of the Company in issue immediately prior to that day.

8.2      References in rule 8.1 to "allocation" of Shares shall mean:

         8.2.1    in the case of any share option scheme:

                  8.2.1.1  the placing of unissued Shares under option;  and

                  8.2.1.2  in so far as not taken into account under rule
                           8.2.1.1 above, any subscription for Shares which are issued for the purposes of satisfying any option; and

         8.2.2 in relation to other types of Employees Share Scheme, shall mean the issue and allotment of Shares,

         and references to "allocated" shall be construed accordingly.

8.3 In applying the limit contained in rule 8.1 no account will be taken of Shares subject to an option or other right which has lapsed or been released, surrendered or cancelled.

8.4 All options and other rights granted prior to April 18, 2000, the date of the Company's initial public offering, shall be disregarded for the purposes of rule 8.1.

9.       LIMITS ON INDIVIDUAL CONTRIBUTIONS

9.1 The aggregate amount of an Employee's monthly savings contributions under his Savings Contract, when added to the aggregate amount of his monthly savings contributions under any other Savings Contracts, may not at any time exceed the sum specified in rule 9.2.

9.2 The sum mentioned in rule 9.1 is L 250 or such other amount as is specified in the relevant Savings Contract or such other maximum amount (not exceeding such other maximum amount per months specified from time to time in paragraph 24(2)(a) of Schedule 9) as the Grantor may determine SAVE THAT if on any occasion the Grantor shall determine for these purposes a sum ("the new limit") which is less than the maximum aggregate for the monthly contributions applicable on any previous occasion then that determination shall be made without prejudice to any Option previously granted to an Optionholder or to any Employee's Savings Contract previously entered into by any Optionholder if the aggregate monthly savings contributions payable by that Optionholder under such Saving Contract would thereby exceed the new limit.

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9.3      The minimum amount of an Employee's Contribution is L 10 per month.

10.      RELATIONSHIP WITH SERVICE CONTRACT

10.1 The grant of an Option does not form part of the Optionholder's entitlement to remuneration or benefits under his contract of employment nor does the existence of a contract of employment between any person and the Company or any Subsidiary or Associated Company or former Subsidiary or former Associated Company give such person any right or entitlement to have an Option granted to him in respect of any number of Scheme Shares or any expectation that an Option might be granted to him whether subject to any conditions or at all.

10.2 The rights and obligations of an Optionholder under the terms of his contract of employment with the Company or any Subsidiary or Associated Company or former Subsidiary or former Associated Company shall not be affected by the grant of an Option.

10.3 The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company or any Subsidiary or Associated Company or former Subsidiary or former Associated Company for any reason whatsoever.

10.4 An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with the Company or any Subsidiary or Associated company or former Subsidiary or former Associated Company for any reason whatsoever.

11.      EXERCISE OF OPTIONS

11.1 Subject to the following provisions of this rule 11 and rules 12, 13 and 14, an option shall only be exercisable within the period of 6 months after the Bonus Date and if it is not then exercised shall lapse and cease to be exercisable at the end of that period.

11.2     If an Optionholder ceases to be an Employee by reason of:

         11.2.1 injury or disability (evidenced to the satisfaction of the Directors); or

         11.2.2 dismissal by reason of redundancy (within the meaning of the Employment Rights Act 1996); or

         11.2.3 retirement on reaching either aged 65 or any other age at which he is bound to retire in accordance with the terms of his contract of employment; or

         11.2.4 the company with which he holds office or employment by virtue of which he is eligible to participate in this Scheme ceasing to be a Subsidiary; or

         11.2.5 the fact that the office or employment by virtue of which he is eligible to participate in this Scheme relates to a business or part of a business which is transferred to a person which is neither an Associated Company nor a Subsidiary then (without prejudice to any rights the Optionholder has under the Employees' Saving Contract to make independent arrangements with the Savings Body to continue to make Contributions following cessation of his employment) his Option may be exercised, to the extent permitted by rule 12.1.2 only during the period of 6 months commencing on the date on which the Optionholder shall have ceased to be an Employee, and if it is not then exercised that Option shall lapse and cease to be exercisable at the end of that period.

11.3 If before an Option has lapsed or otherwise been exercised the Optionholder attains age 65 but continues to be an Employee he may exercise the Option to the extent permitted by rule 12.1.2 during the period of 6 months commencing on his attaining such age.

11.4     If an Optionholder dies, his Personal Representatives may exercise that
         Option:

         11.4.1 if he dies before the Bonus Date, to the extent permitted by rule 12.1.2 during the period of 12 months commencing on the date of his death;

         11.4.2 if he dies within the period of 6 months after the Bonus Date, during the period of 12 months commencing on the Bonus Date and if it is not then exercised that Option shall lapse and cease to be exercisable at the end of that period.

11.5 Subject to rule 11.7, if at any time an Optionholder ceases to be an Employee otherwise than as mentioned in rule 11.2, 11.3 or 11.4, any Option which he holds shall lapse and cease to be exercisable upon such cessation.

11.6 No Optionholder shall be treated for the purposes of rule 11.1 or 11.5 as ceasing to be an Employee until he no longer holds any office or employment in a Participating Company or any Associated Company or any other company of which the Company has control.

11.7 If, at the Bonus Date, an Optionholder holds an office or employment in a company which is not a Participating Company but is:

         11.7.1   an Associated Company; or

         11.7.2   any other company of which the Company has control

         then the Optionholder may exercise an Option within the period of 6 months after the Bonus Date and if it is not then exercised it shall lapse and cease to be exercisable at the end of that period.

11.8 If the Optionholder obtains repayment of the Contributions under his Savings Contract the relevant Option shall immediately cease to be exercisable unless such Option is then exercisable by reason of rules 11, 13 or 14.

11.9 Except as provided in rule 11.4, no Option shall be capable of being exercised later than 6 months after the Bonus Date.

11.10    No Option may be exercised more than once.

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11.11    No Option may be exercised by (or by the Personal Representatives of)
         any Optionholder who is (or at the date of his death was):

         11.11.1 not an Employee (unless the Option is or was at the date of his death exercisable under rules 11.2, 11.3, 11.4, 11.5 or 11.7); or

         11.11.2 ineligible to participate in the Scheme at that time by virtue of paragraph 8 of Schedule 9.

12.      MANNER OF EXERCISE OF OPTIONS

12.1 An Option may only ever be exercised in respect of such number of Scheme Shares as is mentioned below:

         12.1.1 where the Option is exercisable under rule 11.1, 11.4.2 or 11.7, the maximum number of Scheme Shares in respect of which it shall subsist; or

         12.1.2 where the Option is exercisable under rules 11.2, 11.3, 11.4.1, 13 or 14, that number of Scheme Shares for which the Acquisition Cost payable is most nearly equal to but does not exceed the aggregate amount of Contributions paid under the Employee's Saving Contract (excluding the amount of any monthly or weekly contribution the due date of payment of which is more than one calendar month or, as appropriate, one week after the date on which repayment is made under the Employee's Saving Contract) together with the amount of any bonus and interest received or due thereunder as at that date or (if less) the maximum number of Scheme Shares in respect of which the Option shall subsist; or

         12.1.3 in either case, such lesser number of Scheme Shares as the Optionholder may specify in the notice of exercise given under rule 12.2.

12.2 An Option may be exercised by the Optionholder giving notice in writing to the Company (or to such person at such address as may from time to time be notified to Optionholders by the Grantor) which:

         12.2.1   is given at any time when the Option is exercisable;

         12.2.2 specifies the number of Scheme Shares in respect of which the Option is being exercised in accordance with rule 12.1 (save that this rule 12.2.2 shall not apply if the Option is exercised before the Bonus Date);

         12.2.3 unless the Directors otherwise permit, is accompanied by the Option Certificate relating to that Option;

         12.2.4 is accompanied by a duly completed application to the Relevant Savings Body for payment of the Repayment Value of the Employee's Savings Contract; and

         12.2.5 is in such form and accompanied by such documents as the Directors may determine.

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12.3     Not later than 30 days after the date on which the Grantor shall have received the Acquisition Cost the Grantor shall either allot and issue (if the Grantor is the Company), or procure the transfer, to the Optionholder of the number of Scheme Shares in respect of which the Option is then exercised and as soon as reasonably practicable thereafter:

         12.3.1 if at that time Scheme Shares are listed on the Official List or Nasdaq, procure that Scheme Shares allotted to the Optionholder are admitted to the Official List or Nasdaq; and

         12.3.2 issue a definitive share certificate or such other acknowledgement of shareholding as is prescribed from time to time in respect of the Scheme Shares so allotted or transferred.

12.4 If the amount received by the Grantor is greater than the Acquisition Cost of the Scheme Shares in relation to which the Optionholder has served a notice of exercise under rule 12.2, the Grantor on issuing a share certificate or other acknowledgement of shareholding under rule
         12.3.2 shall refund the excess amount to the Optionholder.

12.5 The Grantor may, if the Optionholder so requests in writing, allot and issue or transfer some or all of such Scheme Shares to:

         12.5.1 a nominee of the Optionholder provided that beneficial ownership of such Scheme Shares shall be vested in the Optionholder; or

         12.5.2 to an account manager (or his nominee) of an account on terms that such Scheme Shares shall be in the beneficial ownership of the Optionholder notwithstanding that title to such Scheme Shares shall be vested in the account manager or his nominee or jointly in one of them and the Optionholder and for the purposes of this rule the terms "ACCOUNT MANAGER" and "ACCOUNT" shall have the meanings they bear in the Individual Savings Account Regulations 1998 (SI No 1870 as amended).

12.6 All Scheme Shares allotted or transferred upon the exercise of any Option shall rank equally in all respects with the Scheme Shares for the time being in issue save as regards any rights attaching to such Scheme Shares by reference to a record date prior to the date of such allotment or transfer.

12.7 The allotment or transfer of Scheme Shares under the exercise of an Option shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or elsewhere) under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

13.      RECONSTRUCTION OR WINDING-UP

13.1 If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation under section 425 of the Companies Act 1985 the Optionholder may exercise his

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         Option to the extent permitted by rule 12.2.2 during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement, and thereafter the Option shall lapse and cease to be exercisable.

13.2 If notice is given to the holders of Scheme Shares of a resolution for the voluntary winding-up of the Company, the same notice shall be given by the Directors to all Optionholders and each Optionholder may exercise his Option to the extent permitted by rule 12.1.2 at any time within the period of 6 months commencing on the date on which the resolution is passed.

13.3 All Options shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

14.      CHANGE OF CONTROL

14.1     If, as a result of either:

         14.1.1 a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

         14.1.2 a general offer to acquire all the shares in the Company of the same class as the Scheme Shares the Company shall come under the control of another person or person, then the Grantor shall as soon as reasonably practicable thereafter notify every Optionholder accordingly and the Optionholder may exercise his Option to the extent permitted by rule 12.1.2 within 6 months of the date when the person making the offer has obtained control of the Company and condition to which the offer is made has been satisfied (but not in any event more than 6 months after the Bonus Date) and to the extent the Option has not been exercised it shall upon the expiration of that period cease to be exercisable and shall only remain in existence for the purpose of forming the subject of an offer (if any) made under rule 14.3 and shall lapse upon the expiry of the "appropriate period" as defined in rule 14.4 if such offer is made but is not accepted by the Option holder.

14.2 If at any time any person becomes entitled or bound to acquire Scheme Shares under sections 428 to 430F of the Companies Act 1985 the Optionholder may exercise his Option to the extent permitted in rule
         12.1.2 at any time when that person remains so entitled or bound but not in any event more than 6 months after the Bonus Date and to the extent the Option has not been exercised it shall upon the expiration of that period cease to be exercisable and shall only remain in existence for the purpose of forming the subject of an offer (if any) made under rule 14.3 and shall lapse upon the expiry of the "appropriate period" as defined in rule 14.4 if such offer is made but is not accepted by the Option holder.

14.3     If any company (in this rule referred to as "THE ACQUIRING COMPANY"):-

         14.3.1 obtains control of the Company as a result of making a general offer:-

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                  14.3.1.1    to acquire the whole of the Ordinary Share
                              Capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

                  14.3.1.2 to acquire all the shares in the Company which are of the same class as the Scheme Shares;

         14.3.2 obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court made under section 425 of the Companies Act 1985; or

         14.3.3 becomes bound or entitled to acquire Scheme Shares under sections 428 to 430F (inclusive) of the Companies Act 1985 an Optionholder may, at any time within the appropriate period as mentioned in rule 14.4, by agreement with the acquiring company, release his rights under his Option in consideration of the grant to him of rights to acquire shares in the acquiring company or any other company falling within sub-paragraphs (b) or (c) of paragraph 10 of schedule 9 (read and construed as if references in those provisions to the company were references to the acquiring company) PROVIDED THAT:-

         (a) such rights will be exercisable only in accordance with the provisions of this Scheme as it had effect immediately before the release of the rights referred to above (read and construed as mentioned in rule 14.5);

         (b) the shares to which the new rights relate satisfy the provisions of paragraphs 10 to 14 of schedule 9; and

         (c) the total market value, immediately before such release, of the Scheme Shares in respect of which the Option then subsists is equal to the total market value, immediately after such grant, of the shares in respect of which new rights are granted to the Optionholder; and

         (d) the total amount payable by the Optionholder for the acquisition of shares upon exercise of the new rights is equal to the total amount that would have been payable for the acquisition of Scheme Shares upon exercise of the Option.

14.4     In rule 14.3 "THE APPROPRIATE PERIOD" means:

         14.4.1 in a case falling within rule 14.3.1 the period of 6 months beginning with the time when the person making the offer has obtained control of the Company and any condition or conditions subject to which the offer is made has or have been satisfied or waived; and

         14.4.2 in a case falling within rule 14.3.2 the period of 6 months beginning with the time when the court sanctions the compromise or arrangement; and

         14.4.3 in a case falling within rule 14.3.3 the period during which the acquiring company remains bound or entitled as mentioned in that paragraph.

14.5 For the purposes mentioned in rule 14.3(a) the provisions of this Scheme shall be read and construed as if:

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         14.5.1   references to 'the Company' in the definition of 'the Grantor'
                  and in rules 12, 13, 14 and 18 were references to the company in respect of whose shares the new rights were granted;

         14.5.2 references to 'Scheme Shares' and 'Shares' in rules 8, 12, 13, 14, 15 and 18 were references to such shares;

         14.5.3 reference to 'Option' in rules 7, 11, 12, 13, 14, 15 and 18 were references to such rights;

         14.5.4 references to 'Optionholder' in rules 7, 11, 12, 13, 14, 15, 16, 17 and 18 were references to the persons to whom such rights are granted;

         14.5.5 references to 'Ordinary Share Capital' in rules 14 and 15 were references to the ordinary share capital (other than fixed rate preference shares) of such company; and

         14.5.6 references to 'the Directors' in rules 13, 15 and 17 were references to the directors of such company; and

         14.5.7 references to the 'the Exercise Price' in rule 15 were references to the price per share payable upon the exercise of such new rights

14.6     Rights granted under rule 14.3 shall be regarded for the purposes of section 185 to the Taxes Act and Schedule 9 and for the purposes of the subsequent application of the provisions of this Scheme as having been granted on the Date of Grant of the corresponding rights released as mentioned in rule 14.3.

14.7 Apart from rules 14.3 and 14.4 a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained control of it.

15.      VARIATION OF SHARE CAPITAL

15.1 If there is any alteration of the Ordinary Share Capital by way of a capitalisation or rights issue or by way of a sub-division, consolidation, reduction or any other variation in the share capital of the Company the Directors (on behalf of the Grantor) may make such adjustment as they consider appropriate:

         15.1.1 to the aggregate number of Scheme Shares subject to any Option; and/or

         15.1.2 to the Exercise Price payable for each Scheme Share under any such Option; and/or

         15.1.3 where an Option has been exercised but no Scheme Shares have been allotted or transferred in accordance with rule 12.3, to the number of Scheme Shares which may be so allotted or transferred and the Acquisition Cost in relation to such Scheme Shares

         PROVIDED THAT:

         (a) no such adjustment is made without the prior approval of the Board of Inland Revenue;

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         (b)     except in the case of a capitalisation issue any such
                 adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable;

         (c) the aggregate Acquisition Cost payable by an Optionholder on the exercise of all his Options is not materially altered;

         (d) except insofar as the Directors (on behalf of the Company) agree to capitalise the Company's reserves and apply the same at the time of exercise of the Option in paying up the difference between the Exercise Price and the nominal value of the Scheme Shares, the Exercise Price in relation to any Subscription Option is not reduced below the nominal value of a Scheme Share;

         (e) the number of Scheme Shares as so adjusted has been rounded down to the nearest whole number and the Exercise Price as so adjusted has been rounded up to the nearest whole penny; and

         (f) no adjustment is made without the consent of the Grantor, if it is someone other than the Company.

15.2 As soon as reasonably practicable after making any adjustment under rule 15 the Grantor shall give notice in writing thereof to every Optionholder affected thereby and may call in any option certificates for endorsement or replacement.

16.      CHANGING THE SCHEME

16.1 Prior to the Approval Date the Directors may make any alteration or addition to this Scheme as may be necessary or appropriate to take account of comments of the London Stock Exchange or Nasdaq and to ensure that this Scheme complies with the conditions for approval of this Scheme by the Board of Inland Revenue as set out in Schedule 9.

16.2 The Directors may at any time after the Approval Date alter or add to any of the provisions of this Scheme in any respect PROVIDED THAT:

         16.2.1 no alteration or addition to any provision of this Scheme shall take effect until the Inland Revenue have confirmed in writing that such alteration or addition shall not affect the approved status of this scheme;

         16.2.2 no such alteration or addition shall be made to the advantage of existing or new Optionholders without the prior approval by ordinary resolution of the shareholders of the Company in general meeting SAVE THAT the provisions of this rule 16.2.2 shall not apply to the extent that such alteration or addition is in the opinion of the Directors a minor amendment:

                  16.2.2.1 to benefit the administration of this Scheme; or

                  16.2.2.2 to take account of a change in legislation or to maintain Inland Revenue approval or obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Optionholders or for the Company or any Subsidiary; and

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                  16.2.2.3    no such alternation or addition to any provision
                              of this Scheme shall be made in relation to Options granted by a body other than the Company without the consent of such grantor.

16.3 If any Optionholders are materially affected by an alteration or addition to this Scheme, the Directors shall give notice in writing of it to them.

17.      SERVICE OF DOCUMENTS

17.1 Except as otherwise provided in this Scheme, any notice or document to be given by, or on behalf of, the Company or other Grantor to any person in accordance or in connection with this Scheme shall be duly given:

         17.1.1 if he is a director or employee of any member of the Group or any Associated Company by delivering it to him at his place of work; or

         17.1.2 by sending it through the post in a pre-paid envelope to the address as known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

         17.1.3 if he holds office or employment with any member of the Group or any Associated Company, by sending a facsimile transmission or any other electronic communication to a current facsimile or electronic communication number addressed to him at his place of work or his address last known to the Company and if so sent it shall be deemed to have been duly given at the time of transmission.

17.2 Any notice or document so sent to an Optionholder shall be deemed to have been duly given notwithstanding that such Optionholder is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

17.3 Any notice in writing or document to be submitted or given to the Directors, the Committee, the Company or other Grantor in accordance or in connection with this Scheme may be delivered, sent by post, telex, or facsimile transmission but shall not in any event be duly given unless it is actually received by the secretary of the Company or such other individual as may from time to time be nominated by the Directors and whose name and address is notified to Optionholders.

18.      MISCELLANEOUS

18.1 The Company shall at all time keep available sufficient authorised but unissued Scheme Shares to satisfy the exercise in full of all the Subscription Options for the time being remaining capable of being exercised under this Scheme.

18.2 No Option to purchase existing Scheme Shares shall be granted by any person unless that person beneficially owns such Scheme Shares at the Date of Grant or otherwise satisfies the Directors that sufficient Scheme Shares will be made available to satisfy the exercise in full of all Options granted or to be granted by that person.

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18.3     The Directors may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Scheme as they think fit. If there is any dispute or disagreement as to the interpretation of this Scheme or of those rules, regulations or procedures or as to any question or right arising from or related to this Scheme, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

18.4 In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950-1979 shall not apply hereto.

18.5 The Company shall not be obliged to provide Optionholders with copies of any notices, circulars or other documents sent to holders of Scheme Shares.

18.6 The costs of the administration and implementation of this Scheme shall be borne by the Company.